Exhibit 99.1

For Immediate Release

Executive Contact:

Robert C. Atkinson

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 274-4199

Chico’s FAS, Inc. Reports Third Quarter Earnings Per Share of $0.16 Net of Acquisition Costs of $0.02

•	Net sales increased 11.5% to $538.5 million with comparable sales increasing 3.7%

•	EPS increased 13% over last year’s third quarter excluding acquisition costs

•	Completed acquisition of direct-to-consumer retailer Boston Proper, Inc.

Fort Myers, FL – November 22, 2011 – Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2011 third quarter and nine months ended October 29, 2011, which includes the results of Boston Proper subsequent to the closing of the acquisition on September 19, 2011.

Net Income and Earnings per Share

The Company reported net income totaling $26.5 million, or $0.16 per diluted share, for the third quarter compared to net income of $28.8 million, or $0.16 per diluted share, for the same period last year.

The third quarter 2011 results include non-recurring acquisition and integration costs related to the Boston Proper acquisition totaling approximately $3.5 million, net of tax, or $0.02 per diluted share. Excluding these costs, the Company’s third quarter net income was $30.0 million, or $0.18 per diluted share, an earnings per share increase of 13%, compared to net income of $28.8 million, or $0.16 per diluted share for the same period last year.

For the nine months ended October 29, 2011, the Company reported net income totaling $115.8 million or $0.66 per diluted share, compared to net income of $94.7 million, or $0.53 per diluted share, reported for the same period last year. Excluding the non-recurring acquisition and integration costs in the third quarter of fiscal 2011, the Company’s net income for the nine months ended October 29, 2011 was $119.3 million, or $0.68 per diluted share, an increase of 28%, compared to net income of $94.7 million, or $0.53 per diluted share, for the same period last year.

Net Sales

Net sales for the quarter increased 11.5% to $538.5 million from $483.0 million in last year’s third quarter. Consolidated comparable sales increased 3.7% for the quarter following a 5.5% increase for the same period last year reflecting increases in average dollar sale and transaction count. The Chico’s/Soma Intimates brands’ comparable sales increased 0.6% following a 3.6% increase for the same period last year and the White House | Black Market (“WH|BM”) brand’s comparable sales increased 11.0% following a 10.2% increase for the same period last year. Boston Proper’s sales are excluded from the comparable sales calculation until twelve full months after the acquisition.

Gross Margin

Gross margin for the third quarter of $301.5 million, or 56.0% of net sales, represents a 100 basis point decrease from last year’s third quarter attributable to higher discounting for the Chico’s brand as a result of a soft sales environment partially offset by higher margins at the WH|BM and Soma Intimates brands due to increased full-price selling and effective promotional activities.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (SG&A) for the third quarter were $259.5 million, or 48.2% of net sales. Excluding $5.0 million of non-recurring acquisition and integration costs consisting of professional service fees and employee benefit related costs, SG&A expenses were $254.5 million, or 47.3% of net sales, a 50 basis point improvement from 47.8% of net sales for last year’s third quarter primarily attributable to the sales leverage impact on occupancy costs as well as lower performance based compensation, partially offset by increased marketing expenses.

Tax Rate

For the 2011 third quarter, the effective tax rate was 37.8% compared to 35.4% for the same period last year. Excluding the impact of certain non-deductible Boston Proper acquisition and integration costs, the 2011 third quarter effective tax rate would have been 36.7%. The effective tax rate was higher in the current quarter compared to last year’s third quarter due to a favorable state income tax audit settlement last year.

Inventories

Total inventories at the end of the third quarter were $247 million compared to $179 million for the same period last year. Excluding $17 million of inventory related to Boston Proper, inventories increased $51 million or 29%, of which $18 million was for fourth quarter comparable sales, $14 million for year-over-year new stores, $12 million for earlier receipts and $7 million due to higher average unit costs.

Share Repurchase Program

During the third quarter of 2011, the Company repurchased 4.7 million shares for $60.0 million.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 604 boutiques and 83 outlets throughout the U.S., publishes a monthly catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 363 boutiques and 25 outlets, publishes a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 168 boutiques and 17 outlets, publishes a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s high-end apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website, www.bostonproper.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.

(Financial Tables Follow)

Chico’s FAS, Inc.

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended				Thirteen Weeks Ended
	October 29, 2011		October 30, 2010		October 29, 2011		October 30, 2010
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico’s/Soma Intimates	$1,106,466	68.0	$993,989	69.5	357,208	66.3	$337,629	69.9
White House | Black Market	509,677	31.3	435,992	30.5	170,328	31.6	145,393	30.1
Boston Proper	11,010	0.7	—	—	11,010	2.1	—	—

Total net sales	1,627,153	100.0	1,429,981	100.0	538,546	100.0	483,022	100.0
Cost of goods sold	698,655	42.9	614,128	42.9	237,038	44.0	207,955	43.0

Gross margin	928,498	57.1	815,853	57.1	301,508	56.0	275,067	57.0

Selling, general and administrative expenses:
Store and direct operating expenses	549,391	33.8	503,226	35.2	184,414	34.2	169,726	35.1
Marketing	90,979	5.6	79,019	5.5	39,008	7.3	31,928	6.6
National Store Support Center	99,353	6.1	87,035	6.1	31,100	5.8	29,252	6.1
Acquisition and integration costs	4,985	0.3	—	—	4,985	0.9	—	—

Total selling, general and administrative expenses	744,708	45.8	669,280	46.8	259,507	48.2	230,906	47.8

Income from operations	183,790	11.3	146,573	10.3	42,001	7.8	44,161	9.2
Interest income, net	1,386	0.1	1,327	0.0	566	0.1	483	0.1

Income before income taxes	185,176	11.4	147,900	10.3	42,567	7.9	44,644	9.3
Income tax provision	69,400	4.3	53,200	3.7	16,100	3.0	15,800	3.3

Net income	$115,776	7.1	$94,700	6.6	$26,467	4.9	$28,844	6.0

Per share data:
Net income per common share-basic	$0.67		$0.53		$0.16		$0.16

Net income per common & common equivalent share–diluted	$0.66		$0.53		$0.16		$0.16

Weighted average common shares outstanding–basic	170,912		177,028		166,519		176,215

Weighted average common & common equivalent shares outstanding–diluted	172,092		178,320		167,575		177,262

Dividends declared per share	$0.15		$0.12		—		—

Chico’s FAS, Inc.

Consolidated Balance Sheets

(in thousands)

	October 29, 2011	January 29, 2011	October 30, 2010
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$49,485	$14,695	$21,930
Marketable securities, at fair value	190,328	534,019	483,622
Receivables	5,735	3,845	4,901
Income tax receivable	6,279	6,565	12,814
Inventories	247,530	159,814	179,110
Prepaid expenses	32,472	26,851	23,442
Deferred taxes	11,738	10,976	14,347

Total Current Assets	543,567	756,765	740,166

Property and Equipment:
Land and land improvements	43,631	42,468	42,351
Building and building improvements	96,712	89,328	87,246
Equipment, furniture and fixtures	487,975	428,217	420,420
Leasehold improvements	448,357	426,141	425,237

Total Property and Equipment	1,076,675	986,154	975,254
Less accumulated depreciation and amortization	(534,313)	(468,777)	(447,354)

Property and Equipment, Net	542,362	517,377	527,900

Other Assets:
Goodwill	238,952	96,774	96,774
Other intangible assets	133,201	38,930	38,930
Deferred taxes	—	964	1,027
Other assets, net	6,660	5,211	5,112

Total Other Assets	378,813	141,879	141,843

	$1,464,742	$1,416,021	$1,409,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$144,196	$106,680	$101,086
Accrued liabilities	114,232	94,837	107,941
Current portion of deferred liabilities	21,027	19,760	19,905

Total Current Liabilities	279,455	221,277	228,932

Noncurrent Liabilities:
Deferred liabilities	173,097	129,837	132,665

Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,676	1,779	1,776
Additional paid-in capital	297,480	282,528	279,227
Retained earnings	712,766	780,212	766,619
Accumulated other comprehensive income	268	388	690

Total Stockholders’ Equity	1,012,190	1,064,907	1,048,312

	$1,464,742	$1,416,021	$1,409,909

Chico’s FAS, Inc.

Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$115,776	$94,700

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	72,952	70,218
Deferred tax expense	11,399	29,828
Stock-based compensation expense	11,051	8,874
Excess tax benefit from stock-based compensation	(1,758)	(1,223)
Deferred rent and lease credits	(14,106)	(12,053)
Loss on disposal of property and equipment	2,603	1,912
Decrease (increase) in assets, net of effects of acquisition —
Receivables, net	(1,723)	(978)
Income tax receivable	5,086	(12,503)
Inventories	(73,485)	(40,593)
Prepaid expenses and other	(4,722)	737
Increase in liabilities, net of effects of acquisition —
Accounts payable	29,131	21,850
Accrued and other deferred liabilities	28,805	16,138

Total adjustments	65,233	82,207

Net cash provided by operating activities	181,009	176,907

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in marketable securities	343,570	(96,836)
Acquisition of Boston Proper, Inc., net of cash acquired	(212,733)	—
Purchases of property and equipment, net	(98,174)	(58,501)

Net cash provided by (used in) investing activities	32,663	(155,337)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,567	2,137
Excess tax benefit from stock-based compensation	1,758	1,223
Dividends paid	(25,888)	(21,389)
Repurchase of common stock	(157,905)	(18,654)
Cash paid for deferred financing costs	(414)	—

Net cash used in financing activities	(178,882)	(36,683)

Net increase (decrease) in cash and cash equivalents	34,790	(15,113)
CASH AND CASH EQUIVALENTS, Beginning of period	14,695	37,043

CASH AND CASH EQUIVALENTS, End of period	$49,485	$21,930

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude certain non-recurring charges including acquisition and integration costs, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc.

Non-GAAP to GAAP Reconciliation of Net Income and Diluted EPS

(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended October 29, 2011	Thirteen Weeks Ended October 29, 2011
Net income:
GAAP basis	$115,776	$26,467
Add: Impact of acquisition and integration costs, net of tax	3,533	3,533

Non-GAAP adjusted basis	$119,309	$30,000

Net income per diluted share:

GAAP basis	$0.66	$0.16
Add: Impact of acquisition and integration costs, net of tax	0.02	0.02

Non-GAAP adjusted basis	$0.68	$0.18

Chico’s FAS, Inc.

Boutique Count and Square Footage

As of October 29, 2011

	As of 7/30/2011	New Stores	Closures	As of 10/29/2011
Store count:
Chico’s frontline boutiques	598	5	(4)	599
Chico’s outlets	77	5	—	82
WH|BM frontline boutiques	356	6	(4)	358
WH|BM outlets	25	—	—	25
Soma frontline boutiques	148	20	—	168
Soma outlets	14	3	—	17

Total Chico’s FAS, Inc.	1,218	39	(8)	1,249

	As of 7/30/2011	New Stores	Closures	Remodels/ Relos and change in SSF	As of 10/29/2011
Net selling square footage (SSF):
Chico’s frontline boutiques	1,619,872	12,968	(10,404)	1,520	1,623,956
Chico’s outlets	198,506	12,302	—	(372)	210,436
WH|BM frontline boutiques	745,774	14,622	(10,401)	2,276	752,271
WH|BM outlets	48,238	—	—	—	48,238
Soma frontline boutiques	302,732	38,203	—	(260)	340,675
Soma outlets	25,735	6,279	—	36	32,050

Total Chico’s FAS, Inc.	2,940,857	84,374	(20,805)	3,200	3,007,626